  As filed with the Securities and Exchange Commission on September 15, 1998.
                                   Registration Nos. 333-_____ and 333-_________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                             ---------------------

                                   Form S-3
                            Registration Statement
                                     under
                           the Securities Act of 1933
                             ----------------------

                         ATLANTIC CITY ELECTRIC COMPANY
             (Exact name of Registrant as specified in its charter)

               New Jersey                                 21-0398280
    (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                     Identification No.)

                              ATLANTIC CAPITAL II
             (Exact name of Registrant as specified in its charter)
                             ----------------------

               Delaware                                 To Be Applied For
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                     Identification No.)


                                800 King Street
                                  P.O. Box 231
                           Wilmington, Delaware 19899
                                 (302) 429-3011
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Barbara S. Graham
               Senior Vice President and Chief Financial Officer
                                800 King Street
                                  P.O. Box 231
                           Wilmington, Delaware 19899
                                 (302) 429-3448

  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                            -----------------------

                It respectfully is requested that the Commission send copies of all notices, orders and communications to:


       Vincent Pagano, Jr., Esq.                     Kevin Stacey, Esq.
      Simpson Thacher & Bartlett                  Thelen Reid & Priest LLP
      425 Lexington Avenue                        40 West 57th Street
      New York, New York 10017                    New York, New York 10019
            212-455-2000                                212-603-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            -----------------------

                                    CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                           Proposed       Proposed
                               Title of Each                                                Maximum        Maximum
                                  Class of                                      Amount     Offering      Aggregate       Amount of
                                 Securities                                     to be        Price        Offering      Registration
                              to be Registered                                Registered  Per Unit(1)    Price(1)(2)        Fee
------------------------------------------------------------------------------------------------------------------------------------
Atlantic Capital II Trust Preferred Capital Securities......................   1,200,000    $25.00       $30,000,000       $8,850

Atlantic City Electric Company Guarantee with respect to Atlantic Capital II
Trust Preferred Capital Securities and obligations with respect to such Preferred Securities under an Indenture and, an Amended and Restated Trust
Agreement(3)

Atlantic City Electric Company Junior Subordinated Debentures, Series I(4)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Exclusive of accrued distributions, if any.
(3) No separate consideration will be received for the Atlantic City Electric Company Guarantee and such other obligations.
(4) The Junior Subordinated Debentures will be purchased by Atlantic Capital II with the proceeds of the sale of the Preferred Securities. No separate consideration will be received for the Junior Subordinated Debentures.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment.  A       +
+ Registration Statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may+
+ offers to buy be accepted prior to the time the Registration Statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any jurisdiction in which such offer, solicitation or sale + + would be unlawful prior to registration or qualification under the securities+
+ laws of any such jurisdiction.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion, Issued ______________, 1998)

                         1,200,000 Preferred Securities

                              Atlantic Capital II
                % CUMULATIVE TRUST PREFERRED CAPITAL SECURITIES
                (Liquidation Amount $25 per Preferred Security)
     Fully and Unconditionally Guaranteed to the extent described herein by

                         Atlantic City Electric Company
                                ---------------
  The ____% Cumulative Trust Preferred Capital Securities (the "Preferred Securities") offered hereby are being issued by and represent undivided beneficial ownership interests in the assets of Atlantic Capital II ("Atlantic Capital"), a statutory business trust created under the laws of the State of Delaware. Atlantic City Electric Company (the "Company"), a New Jersey corporation, will be the owner, directly or indirectly, of the undivided beneficial interests in the assets represented by common securities of Atlantic Capital (the "Common Securities," together with the Preferred Securities herein referred to as the "Trust Securities"). The Bank of New York is the Property Trustee (the "Property Trustee") of Atlantic Capital. Atlantic Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in ____% Junior Subordinated Debentures, Series I, Due 2028, to be issued by the Company (the "Subordinated Debentures") in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities -- Subordination of Common Securities."

                                                   (continued on following page)
                                ---------------

  SEE "RISK FACTORS," BEGINNING ON PAGE 9, FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND CERTAIN RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

Application has been made to list the Preferred Securities on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is
    expected to commence within a thirty-day period after the date of this
                       Prospectus.  See "Underwriting."
                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

                                            Underwriting
                             Price to      Discounts and         Proceeds to
                            Public(1)      Commissions(2)   Atlantic Capital(3)(4)
                          --------------  ----------------  ----------------------
Per Preferred Security..      $25.00            (3)                 $25.00
Total...................   $30,000,000          (3)              $30,000,000

___________

(1) Plus accrued distributions, if any, from _________, 1998.
(2) Atlantic Capital and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures, the Company has agreed, in the Underwriting Agreement, to pay to the Underwriters, as compensation for their services, $_____ per Preferred Security (or $___________ in the aggregate); provided that such compensation will be $_____ per Preferred Security sold to certain institutions. See "Underwriting."
(4) Expenses of the offering, which are payable by the Company, are estimated to be $_______.
                                ---------------

          The Preferred Securities are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Thelen Reid & Priest LLP, counsel for the Underwriters. It is expected that delivery of the Preferred Securities will be made on or about __________, 1998 through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.

                                ---------------

MORGAN STANLEY DEAN WITTER

                            LEGG MASON WOOD WALKER, INC.

                                                            WHEAT FIRST UNION

     ____________, 1998

  Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing December 31, 1998, at the per annum rate of ____% of the liquidation amount of $25 per Preferred Security (together, at any given time, with any accrued but unpaid amounts and interest thereon, if any, "Distributions"). Interest on the Subordinated Debentures is the sole source of income for Atlantic Capital from which payment of Distributions on the Preferred Securities can be made. The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for up to 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"); provided that no such Extension Period may extend beyond the maturity of the Subordinated Debentures. Prior to the end of an Extension Period the Company may, and at the end of such Extension Period the Company shall, pay all interest then accrued and unpaid (together with interest thereon at the stated rate borne thereby, compounded quarterly to the extent permitted by applicable law). Upon the termination of any Extension Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

  If interest payments on the Subordinated Debentures are deferred, Distributions on the Preferred Securities also will be deferred and the Company will not be permitted, to (i) declare or pay dividends or distributions on (other than dividends or distributions paid in shares of Common Stock of the Company) or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities, as defined under "Description of Subordinated Debentures -- General") or make any guarantee payment with respect to such indebtedness. During an Extension Period, interest on the Subordinated Debentures will continue to accrue and, as a result, Distributions on the Preferred Securities will continue to accumulate at the per annum rate of ____% (to the extent permitted by applicable law, compounded quarterly). During an Extension Period, holders of Preferred Securities will be required to accrue interest income (in the form of original issue discount ("OID")) for United States federal income tax purposes in advance of receipt of cash related to such interest income. See "Description of the Preferred Securities -- Distributions" and "Certain United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

  The payment of Distributions and payments on the liquidation of Atlantic Capital or the redemption of the Preferred Securities are guaranteed by the Company to the extent that Atlantic Capital has sufficient funds available to
make such payments (the "Guarantee").   See "Description of the Guarantee."  If
the Company fails to make interest payments on the Subordinated Debentures to Atlantic Capital, Atlantic Capital will have insufficient funds to pay Distributions on the Preferred Securities. In such event, a Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment to such Holder of the principal of or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder. The Company's obligations under the Guarantee and the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to Senior Indebtedness (as defined under "Description of the Subordinated Debentures -- Subordination") of the Company. Pursuant to the Indenture, the Company, as borrower, has agreed to pay the obligations of Atlantic Capital (other than with respect to the Trust Securities). The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture and the Trust Agreement (as defined under "Atlantic Capital"), constitute a full and unconditional guarantee of the Preferred Securities by the Company.

  The Trust Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or upon their earlier redemption. Any redemption of Trust Securities by Atlantic Capital will be in amounts having an aggregate liquidation amount equal to the aggregate principal of Subordinated Debentures to be redeemed and will be at a redemption price equal to 100% of such liquidation amount, plus accrued and unpaid Distributions, if any, to the redemption date (the "Redemption Price"). See "Description of the Preferred Securities -- Redemption." The Company will have the option at any time on or after _______________, 2003, to redeem the Subordinated Debentures, in whole or in part. The Company also will have the option, upon the occurrence and during the continuation of a Special Event (as defined under "Description of the Preferred Securities -- Special Event Redemption or Distribution"), (i) to redeem the Subordinated Debentures, in whole but not in part, which will result in the redemption of all of the Trust Securities by Atlantic Capital or (ii) to cause the termination of Atlantic Capital and, in connection therewith, after satisfaction of all amounts due to creditors of Atlantic Capital, if any, to cause the distribution of Subordinated Debentures to the Holders of the Trust Securities. If the Subordinated Debentures are distributed to the Holders of the Trust Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange ("NYSE") or on such other exchange as the Preferred Securities then are listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

  The Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. The terms of the Subordinated Debentures place no limitation on the amount of Senior Indebtedness that may be incurred by the Company. As of June 30, 1998, the Company had approximately $764,940,000 of principal amount of indebtedness for borrowed
money and capital lease obligations constituting Senior Indebtedness.   See
"Description of the Subordinated Debentures -- Subordination."

  In the event of the liquidation of Atlantic Capital, the Holders of the Trust Securities will be entitled to receive either (i) Subordinated Debentures in an aggregate principal amount of $25 per Trust Security or (ii) a liquidation amount of $25 per Trust Security, plus accrued and unpaid Distributions thereon to the date of payment, subject to certain limitations. See Description of the "Preferred Securities -- Liquidation Distribution upon Termination."

  The Preferred Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

  No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Atlantic Capital, the Company or the Underwriters. This Prospectus does not constitute an offer or a solicitation by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date of the Prospectus.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT PREFERRED SECURITIES AND BID FOR, AND PURCHASE, THE PREFERRED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          --------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information......................................................    5
Incorporation of Certain Documents by Reference............................    5
Summary Information........................................................    6
Selected Financial Information of Atlantic City Electric Company...........    7
Risk Factors...............................................................    9
The Company................................................................   12
Atlantic Capital...........................................................   12
Use of Proceeds............................................................   12
Accounting Treatment.......................................................   12
Description of the Preferred Securities....................................   13
Description of the Guarantee...............................................   22
Description of the Subordinated Debentures.................................   24
Certain United States Federal Income Tax Consequences......................   32
Validity of the Securities.................................................   36
Underwriting...............................................................   37
Experts....................................................................   38

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, such material may be accessed at the Commission's website (http://www.sec.gov). Certain securities of the Company are listed on the NYSE, and reports and other information concerning the Company may be inspected and copied at the office of the NYSE.

     This Prospectus constitutes a part of a Registration Statement filed by the Company and Atlantic Capital with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the related exhibits for further information with respect to the Company, Atlantic Capital and the Preferred Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of Atlantic Capital are included herein. The Company considers that such financial statements would not be material to Holders of the Preferred Securities because the Company is a reporting company under the 1934 Act and Atlantic Capital has no independent operations, but exists for the sole purpose of issuing the Trust Securities and holding as trust assets the Subordinated Debentures.

     It is anticipated that Atlantic Capital will not be subject to the reporting requirements under the 1934 Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     3. The Company's Current Reports on Form 8-K dated February 27, 1998, March 3, 1998 and March 5, 1998.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. The documents that are incorporated or deemed to be incorporated by reference in this Prospectus are referred to sometimes hereinafter as the "Incorporated Documents."

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Stephanie M. Scola, Manager of Capital Markets, Atlantic City Electric Company, King Street, P.O. Box 231, Wilmington, Delaware 19899, telephone number (302) 429-3931.

                              SUMMARY INFORMATION

     The following is a summary of certain information contained herein and should be read in conjunction with such information contained elsewhere in this Prospectus and is subject to and qualified by reference to such information. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.

     General

     The Preferred Securities represent undivided beneficial ownership interests in the assets of Atlantic Capital and will have a preference under certain circumstances with respect to Distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. The sole assets of Atlantic Capital will be the Subordinated Debentures. The Subordinated Debentures are unsecured subordinated debt securities issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Debenture Trustee").

     Distributions

     Holders of the Preferred Securities will be entitled to receive cumulative cash Distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing December 31, 1998, at the per annum rate set forth on the cover page of this prospectus to the persons in whose names the Preferred Securities are registered at the close of business on the relevant record dates.

     Atlantic Capital will hold Subordinated Debentures in an aggregate principal amount equal to the liquidation amount of the Trust Securities. Atlantic Capital will use interest payments on the Subordinated Debentures to make Distributions on the Preferred Securities. The Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of the Company.

     Option to Extend Interest Payment Period

     The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon for Extension Periods of up to 20 consecutive quarters with respect to each deferral period; provided, however, that no Extension Period may extend beyond the maturity of the Subordinated Debentures. If interest payments on the Subordinated Debentures are deferred, Distributions on the Preferred Securities also will be deferred and the Company will not be permitted, to (i) declare or pay dividends or distributions on (other than dividends or distributions paid in shares of Common Stock of the Company) or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities, as defined herein) or make any guarantee payment with respect to such indebtedness. During an Extension Period, interest on the Subordinated Debentures will continue to accrue and, as a result, Distributions on the Preferred Securities will accumulate at the per annum rate set forth on the cover page of this Prospectus (to the extent permitted by applicable law, compounded quarterly), and Holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes in the form of OID in advance of receipt of cash related to such interest income. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may elect another Extension Period subject to the requirements set forth above.

     Redemption

     The Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or upon their earlier redemption.
The Subordinated Debentures are redeemable, at the option of the Company, in whole or in part, on or after ________________, 2003, or, in whole but not in part, upon the occurrence of a Special Event and in certain other circumstances. See "Description of the Preferred Securities -- Redemption and -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures -- Optional Redemption."

     No sinking fund will be established for the benefit of the Preferred Securities.

     Special Event Redemption or Distribution

     Upon the occurrence and during the continuation of a Special Event, the Company has the option to (i) redeem the Subordinated Debentures, in whole but not in part, and therefore cause a mandatory redemption of all of the Trust Securities at the Redemption Price within 90 days following the occurrence of such Special Event or (ii) cause the termination of Atlantic Capital, subject, in the case of a Tax Event (as defined under "Description of the Preferred Securities -- Special Event Redemption or Distribution"), to receipt of a No Recognition Opinion (as defined under "Description of the Preferred Securities -
- Special Event Redemption or Distribution") and in connection therewith, after the satisfaction of all amounts due to creditors of Atlantic Capital, if any, cause the Subordinated Debentures to be distributed to the Holders of the Trust Securities on a pro rata basis. If the Subordinated Debentures are distributed to the Holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     The Guarantee

     The payment of Distributions and payments on the liquidation of Atlantic Capital or the redemption of Preferred Securities are guaranteed by the Company to the extent that Atlantic Capital has sufficient funds available therefor. See "Description of the Guarantee."

     Listing

     Application has been made to list the Preferred Securities on the NYSE. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the date of this Prospectus.

     Use of Proceeds

     The proceeds to be received by Atlantic Capital from the sale of the Preferred Securities will be used to purchase Subordinated Debentures of the Company. The Company expects to use the proceeds of such purchase to purchase from Conectiv shares of preferred stock tendered in connection with Conectiv's Offer to Purchase commenced September 10, 1998. To the extent the proceeds are not immediately so used, they may be invested temporarily in short-term interest-bearing obligations. See "Use of Proceeds."

        SELECTED FINANCIAL INFORMATION OF ATLANTIC CITY ELECTRIC COMPANY
         (Thousands, except per share amounts, ratios and percentages)

     Presented below is selected audited consolidated financial information for the Company for the years ended December 31, 1993 through 1997 as well as unaudited information for the twelve months ended June 30, 1998. The consolidated financial information is not necessarily indicative of the results for any future period and is qualified in its entirety by the detailed information available in the Company's reports as described under "Incorporation of Certain Documents by Reference."

                                                        Twelve Months                     Year Ended December 31,
                                                            Ended       --------------------------------------------------------
                                                        June 30, 1998       1997        1996       1995       1994       1993
                                                      ----------------- ----------- ----------- ---------- --------- -----------
                                                         (Unaudited)
Operating Revenues....................................     $1,078,825    $1,084,890   $989,647   $954,783   $913,226   $865,799
Net Income(1).........................................         45,276        85,747     75,017     98,752     93,174    109,026
Ratio of Earnings to Fixed Charges(1).................           2.00          2.83       2.58       3.19       3.07       3.37
Ratio of Earnings to Fixed Charges and Preferred
  Dividends(2)........................................           1.84          2.58       2.16       2.43       2.26       2.47

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1998 and as adjusted to give effect to the consummation of the offering of the Preferred Securities offered hereby. The following data should be read in conjunction with the Company's reports filed with the Commission under the Exchange Act. See "Incorporation of Certain Documents by Reference."


                                                 June 30, 1998
                               -------------------------------------------------
                                                  (Unaudited)
                                         Actual               As Adjusted
                               -------------------------------------------------
                                 Outstanding    Ratio    Outstanding    Ratio
                               --------------- ------- --------------- ---------
Long-Term Debt(3)..............   $  849,402     49.6%    $  849,402     48.8%
Cumulative Preferred Stock -
 Subject to Mandatory
  Redemption...................       23,950      1.4         23,950      1.4
 Not Subject to Mandatory
  Redemption...................       30,000      1.8         30,000(4)   1.7(4)
 Cumulative Quarterly
  Preferred Securities.........       70,000      4.1        100,000      5.7
 Common Equity.................      738,513     43.1        738,513     42.4
                                  ----------    -----     ----------    -----
 Total Capitalization..........   $1,711,865    100.0%    $1,741,865    100.0%
                                  ==========    =====     ==========    =====
------------------------------------------------------------------------------

(1) Net income for the twelve months ended June 30, 1998 was decreased by $44.6 million ($70.1 million before taxes) due to charges for employee separation programs, termination of certain employee benefit plans, and other Merger-related costs.
(2) For the twelve months ended June 30, 1998, excluding $70.1 million of pre-tax charges for employee separation programs termination of certain employee benefit plans, and other Merger-related costs, the ratio of earnings to fixed charges is 2.96 and the ratio of earnings to fixed charges and preferred dividends is 2.73.

(3) Includes current portion.
(4) Does not reflect shares which may be retired pursuant to Conectiv's Offer to Purchase. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should review carefully the information contained elsewhere herein and should particularly consider the following risk factors with respect to the Preferred Securities:

     Subordination of the Guarantee and the Subordinated Debentures

     The Company's obligations under the Guarantee and the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to Senior Indebtedness of the Company, except any liabilities that may be made pari passu expressly by their terms. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination." As of June 30, 1998, Senior Indebtedness of the Company aggregated approximately $764,940,000. There are no terms of the Preferred Securities, the Guarantee or the Subordinated Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Guarantee and the Subordinated Debentures.

     The ability of Atlantic Capital to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

     Option to Extend Interest Payment Period; Tax Consequences

     The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon for Extension Periods of up to 20 consecutive quarters with respect to each deferral period; provided that no Extension Period may extend beyond the maturity of the Subordinated Debentures. Prior to the end of an Extension Period, the Company may, and at the end of such Extension Period the Company shall, pay all interest then accrued and unpaid (together with interest thereon at the stated rate borne thereby, compounded quarterly to the extent permitted by applicable law). Upon the termination of any Extension Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may select a new Extension Period, subject to the above requirements. If interest payments on the Subordinated Debentures are deferred, Distributions on the Preferred Securities also will be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to (i) declare or pay dividends or distributions on (other than dividends or distributions paid in shares of Common Stock of the Company) or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities) or make any guarantee payment with respect to such indebtedness. During an Extension Period, interest on the Subordinated Debentures will continue to accrue and, as a result, Distributions on the Preferred Securities will accumulate at the per annum rate set forth on the cover page of this Prospectus (to the extent permitted by applicable law, compounded quarterly). See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Should an Extension Period occur, a Holder of Preferred Securities will be required to accrue interest (in the form of original issue discount ("OID")) in income in respect of its pro rata share of the Subordinated Debentures held by Atlantic Capital for United States federal income tax purposes. As a result, a Holder of Preferred Securities will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from Atlantic Capital if the Holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A Holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a Holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial ownership interest in the Subordinated Debentures) may be more volatile than other securities that do not have such rights.

     Special Event Redemption or Distribution; Adverse Effect of Possible Tax Law Changes

     Upon the occurrence and during the continuation of a Special Event, the Company has the option to (i) redeem the Subordinated Debentures, in whole but not in part, and therefore cause a mandatory redemption of all of the Trust Securities at the Redemption Price within 90 days following the occurrence of such Special Event or (ii) cause the termination of Atlantic Capital and, in connection therewith, after satisfaction of all amounts due to creditors of Atlantic Capital, if any, cause Subordinated Debentures to be distributed to the Holders of Trust Securities within 90 days following the occurrence of such Special Event.

     Recently, a petition was filed in the United States Tax Court as a result of a challenge by the Internal Revenue Service ("IRS") of the petitioner's treatment as indebtedness of a loan issued in circumstances with similarities to the issuance of the Subordinated Debentures. If this matter is in fact litigated and the Tax Court were to sustain the IRS's position on this matter, such judicial decision could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities as described more fully under "Description of the Preferred Securities--Special Event Redemption or Distribution".

     Rights Under the Guarantee; Limitation as to Funds Available to Atlantic Capital

     The Guarantee guarantees to the Holders of the Preferred Securities to the extent not paid by Atlantic Capital, the payment (but not the collection) of (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent Atlantic Capital has sufficient funds available therefor, (ii) the Redemption Price with respect to Preferred Securities called for redemption by Atlantic Capital, to the extent the Property Trustee has available in the payment account sufficient funds to make such payment and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Atlantic Capital (unless the Subordinated Debentures are distributed to Holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment and (b) the amount of assets of Atlantic remaining available for distribution to Holders of the Preferred Securities in liquidation of Atlantic Capital. If the Company were to default on its obligations under the Subordinated Debentures, Atlantic Capital would lack available funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event Holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. See "Description of the Guarantee" and "Description of the Subordinated
Debentures -- Subordination" herein.

     Limited Voting Rights

     Holders of Preferred Securities generally will have limited voting rights relating only to the modification of the Preferred Securities and the exercise of remedies upon the occurrence of an Event of Default. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in the Holder of the Common Securities, except upon the occurrence of certain events described herein. The Administrative Trustees (as defined under "Atlantic Capital") and the Company may amend the Trust Agreement to ensure that Atlantic Capital will be classified for United States federal income tax purposes as a grantor trust without the consent of Holders, even if such action adversely affects the interests of Holders. See "Description of the Preferred Securities -- Voting Rights," "-- Amendments," "-- Removal of Property Trustee" and "-- Co-Trustees and Separate Property Trustees."

     Trading Characteristics of Preferred Securities

     Application has been made to list the Preferred Securities on the NYSE. If approved for listing, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures.

     Market Prices

     There can be no assurance as to the market prices for Preferred
Securities or Subordinated Debentures that may be distributed in exchange for Preferred Securities upon dissolution or liquidation of Atlantic Capital. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that a holder of Preferred Securities may receive on termination and liquidation of Atlantic Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because Holders of Preferred Securities may receive Subordinated Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities also are making an investment decision with regard to the Subordinated Debentures and should review carefully all the information regarding the Subordinated Debentures contained herein. As a result of the existence of the Company's right to extend interest payment periods, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which the interest is not subject to such deferral. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Debentures."

                                  THE COMPANY

     The Company was incorporated in New Jersey on April 28, 1924. The Company's principal executive offices are located at 800 King Street, P.O. Box 231, Wilmington, Delaware 19899, (302) 429-3011.

     The Company is an operating utility primarily engaged in the generation, transmission, distribution and sale of electric power to approximately 480,000 customers in the southern part of New Jersey. All of the common stock of the Company is owned by Conectiv, a registered holding company under the Holding Company Act.

                                ATLANTIC CAPITAL

     Atlantic Capital is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (the "Original Trust Agreement") executed by the Company, as depositor for Atlantic Capital, The Bank of New York, as Property Trustee, The Bank of New York (Delaware) as Delaware Trustee, and an Administrative Trustee, who is an employee of the Company (together with such other Administrative Trustees from time to time appointed by the Company, the "Administrative Trustees") and (ii) the filing of a certificate of trust (the "Certificate of Trust") with the Delaware Secretary of State on September 10, 1998. Such Original Trust Agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Atlantic Capital exists for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial ownership interests in the assets of Atlantic Capital (ii) holding the Subordinated Debentures as trust assets and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities, which will represent at least 3% of the total capital of Atlantic Capital, will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except as described under "Description of the Preferred
Securities -- Subordination of the Common Securities." Atlantic Capital has a term of approximately 45 years, but may terminate earlier as provided in the Trust Agreement. Atlantic Capital's business and affairs will be conducted by the Administrative Trustees. The office of the Delaware Trustee is White Clay Center, Newark, Delaware 19711. The principal place of business of Atlantic Capital is c/o Atlantic City Electric Company, 800 King Street, P.O. Box 231, Wilmington, Delaware 19899.


                                USE OF PROCEEDS

     The proceeds to be received by Atlantic Capital from the sale of the Preferred Securities will be used to purchase Subordinated Debentures of the Company. The Company expects to use the proceeds from the sale of the Subordinated Debentures to purchase from Conectiv the shares of its Preferred Stock tendered in connection with Conectiv's Offer to Purchase commenced September 10, 1998 (the "Offer to Purchase"). If 100% of such shares of Preferred Stock are tendered in connection with the Offer to Purchase, the funding requirement with respect to such tender would be $6,283,200 for the 4% Preferred Stock ($100 par value), $6,012,000 for the 4.10% Preferred Stock ($100 par value), $1,329,000 for the 4.35% Preferred Stock ($100 par value), $3,189,600 for the 4.35% 2nd Series Preferred Stock ($100 par value), $4,837,500 for the 4.75% Preferred Stock ($100 par value) and $5,000,000 for the 5% Preferred Stock ($100 par value). The Company expects that less than 100% of such shares will be tendered in connection with the Offer to Purchase. To the extent the proceeds are not immediately so used, they may be invested temporarily in short-term interest-bearing obligations.


                              ACCOUNTING TREATMENT


     For financial reporting purposes, Atlantic Capital will be treated as a subsidiary of the Company and, accordingly, the accounts of Atlantic Capital will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, dividend distributions on the Preferred Securities will be recorded in the consolidated statements of income of the Company.



                    DESCRIPTION OF THE PREFERRED SECURITIES


     The following summaries of certain provisions of the Preferred Securities and the Trust Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. The Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     General

     The Preferred Securities and the Common Securities will be created pursuant to the terms of the Trust Agreement. The Preferred Securities represent undivided beneficial ownership interests in the assets of Atlantic Capital and will have a preference under certain circumstances with respect to Distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except as described under "-- Subordination of Common Securities." (Section 4.03). The Subordinated Debentures will be owned by Atlantic Capital and held by the Property Trustee in trust for the benefit of the Holders of the Trust Securities. (Section 2.09). The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture and the Trust Agreement, constitute a full and unconditional guarantee of the Preferred Securities by the Company.

     Distributions

     The Distributions payable on the Preferred Securities will be fixed at the rate per annum of the stated liquidation amount thereof set forth on the cover page of this Prospectus. The term "Distributions" as used herein includes any additional Distributions payable on overdue Distributions, unless otherwise stated. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. (Section 4.01(b)).

     Distributions on the Preferred Securities will be cumulative, will accrue from and including the date of initial issuance thereof, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1998, except as otherwise described below. Such Distributions will accrue to, and including, the first Distribution payment date (as defined below), and for each subsequent Distribution payment date will accrue from, and excluding, the last Distribution payment date through which Distributions have been paid or duly provided for. In the event that any date on which Distributions are otherwise payable on the Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are otherwise payable in accordance with the foregoing, a "Distribution payment date"). (Section 4.01(a)). "Business Day" is used herein to mean any day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed and (iii) a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee is closed for business. (Section 1.01)

     The Company has the right under the Indenture to defer interest payments on the Subordinated Debentures at any time or from time to time by extending the interest payment period thereon for Extension Periods up to 20 consecutive quarters but not extending beyond the maturity of the Subordinated Debentures, with the consequence that quarterly Distributions on the Preferred Securities would be deferred (but interest on the Subordinated Debentures would continue to accrue and, as a result, Distributions on the Preferred Securities will accumulate at the rate per annum set forth on the cover page of this Prospectus, compounded quarterly) by Atlantic Capital during any such Extension Period. (Section 4.01(b)). In the event that the Company exercises this right, during the Extension Period the Company may not (i) declare or pay dividends or distributions (other than dividends or distributions in Common Stock of the Company) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities) or make any guarantee payment with respect to such indebtedness (other than payments made pursuant to any Guarantee). See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Distributions on the Preferred Securities will be payable to the Holders thereof as they appear on the register of Atlantic Capital on the relevant record dates, each of which, will be 15 days prior to the relevant Distribution payment date. Subject to any applicable laws and regulations and the Trust Agreement, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company." (Section 4.01(d)).

     Redemption

     Upon the repayment of the Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of Trust Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. (Section 4.02). See "Description of the Subordinated Debentures -- Optional Redemption."

     Special Event Redemption or Distribution

     Upon the occurrence and during the continuation of a Tax Event or an Investment Company Event (each, as defined below, a "Special Event"), the Company has the option to (i) redeem the Subordinated Debentures in whole, but not in part, and therefore cause a mandatory redemption of all of the Trust Securities at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) cause the termination of Atlantic Capital and in connection therewith, after satisfaction of all amounts due to creditors of Atlantic Capital, if any, cause the Subordinated Debentures to be distributed to the Holders of the Trust Securities within 90 days following the occurrence of such Special Event; provided that in the case of the occurrence of a Tax Event, as a condition to any such termination and distribution, the Administrative Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters, which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the Holders of the Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of the termination of the Trust and the distribution of the Subordinated Debentures (a "No Recognition Opinion"). See "Certain United States Federal Income Tax Consequences -- Distribution of Subordinated Debentures or Cash upon Liquidation of Atlantic Capital." If the Company does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, under the Indenture, the Company, as borrower, will be obligated to pay any taxes, duties, assessments or other governmental charges (other than United States withholding taxes) to which Atlantic Capital has become subject.

     "Like Amount" means, as the context requires, (i) with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to the principal amount of Subordinated Debentures to be contemporaneously redeemed and (ii) with respect to a distribution of Subordinated Debentures to Holders of Trust Securities in connection with a liquidation of Atlantic Capital, Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities with respect to which such Subordinated Debentures are to be distributed. (Section 1.01)

     "Tax Event" means the receipt by Atlantic Capital of an opinion of counsel (which may be counsel to the Company or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that at such time or within 90 days of the date thereof (i) Atlantic Capital is, or will be, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures, is not, or will not be, fully deductible by the Company for United States federal income tax purposes, or (iii) Atlantic Capital is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Section 1.01)

     "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that Atlantic Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which change in law becomes effective on or after the date of original issuance of the Preferred Securities. (Section 1.01).

     On the date fixed for the distribution of Subordinated Debentures upon termination of Atlantic Capital (i) the Trust Securities no longer will be deemed to be outstanding and (ii) all rights of the Holders thereof will cease, except the right to receive Subordinated Debentures upon surrender of the certificates representing their Trust Securities. (Section 9.04).

     If the Subordinated Debentures are distributed to the Holders of Preferred Securities, the Company will use its best efforts to list the Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities then are listed.

     Redemption Procedures

     Preferred Securities redeemed on each Redemption Date (as defined below) shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be deemed payable on each date selected for redemption (the "Redemption Date") only if Atlantic Capital has funds immediately available for the payment of such Redemption Price. (Section 4.02(c)). See also "-- Subordination of Common Securities."

     If Atlantic Capital shall give a notice of redemption in respect of Preferred Securities, then, on or before the Redemption Date, the Property Trustee will deposit irrevocably with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions to pay the Redemption Price to the Holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the Holders of such Preferred Securities on the relevant record dates for the related Distribution payment dates. If notice of redemption shall have been given and funds deposited as required, then on the Redemption Date, all rights of Holders of such Preferred Securities so called for redemption will cease, except the right of the Holders of such Preferred Securities to receive the Redemption Price, but without interest thereon, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is not paid either by Atlantic Capital or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original Redemption Date to the date of payment. (Section 4.02(d)).

     If less than all the Trust Securities are to be redeemed on a Redemption Date, then the aggregate liquidation amount of such securities to be redeemed shall be allocated on a pro rata basis to the Common Securities and the Preferred Securities based upon the relative liquidation amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption which may provide for the selection for redemption of portions equal to $25 or integral multiples thereof of the liquidation amount of

Preferred Securities of a denomination greater than $25. The Property Trustee shall notify the Registrar promptly in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of Preferred Securities that has been or is to be redeemed. (Section 4.02(e)).

     Subordination of Common Securities

     Payment of Distributions on, and the Redemption Price of, the Trust Securities, shall be made pro rata based on the liquidation amount of the Trust Securities; provided that if on any Distribution payment date or Redemption Date any Event of Default resulting from an Event of Default under the Indenture (a "Debenture Event of Default") shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accrued and unpaid Distributions on all Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all Preferred Securities, shall have been made or provided for. (Section 4.03(a)).

     In the case of an Event of Default resulting from a Debenture Event of Default under the Indenture, the Company as Holder of the Common Securities will be deemed to have waived any such Event of Default until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the Holders of the Preferred Securities, and only Holders of Preferred Securities will have the right to direct the Property Trustee to act. (Section 4.03(b)).

     Liquidation Distribution upon Termination

     Pursuant to the Trust Agreement, Atlantic Capital shall terminate and shall be liquidated by the Property Trustee on December 31, 2043 or, if earlier, on the first to occur of: (i) the bankruptcy, dissolution or liquidation of the Company; (ii) the redemption of all of the Preferred Securities, (iii) the termination and liquidation of Atlantic Capital upon the occurrence of a Special Event and, in the case of a Tax Event, receipt by the Administrative Trustees of a No Recognition Opinion, and (iv) the entrance by a court of competent jurisdiction of an order for judicial termination of Atlantic Capital. (Sections
9.01 and 9.02).

     On December 31, 2043 or if an early termination occurs as described in clause (i), (iii) or (iv) above, Atlantic Capital shall be liquidated by the Property Trustee by distributing to each Holder of Preferred Securities and Common Securities a Like Amount of Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such Holders will be entitled to receive, out of the assets of Atlantic Capital available for distribution to Holders after adequate provision, has been made for the satisfaction of all amounts due to creditors, if any, an amount equal to the aggregate liquidation amount of the Trust Securities plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Atlantic Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Atlantic Capital on the Trust Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, or if a Debenture Event of Default has not occurred solely by reason of a requirement that time lapse or notice be given, the Liquidation Distribution with respect to the Preferred Securities shall be paid in full prior to making any Liquidation Distribution with respect to the Common Securities. (Sections 9.04(a) and (e)).

     Events of Default; Notice

     Any one of the following events constitutes an Event of Default under the Trust Agreement:

               (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures -- Events of Default"); or

               (ii) default by Atlantic Capital or the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

               (iii) default by Atlantic Capital or the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

               (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Property Trustee by the Holders of Preferred Securities having at least 25% of the total liquidation amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a Notice of Default thereunder; or

               (v) the occurrence of certain events of bankruptcy or insolvency with respect to Atlantic Capital or the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof. (Section 1.01).

     Within five Business Days after the occurrence of any Event of Default, the Property Trustee shall transmit to the Holders of Trust Securities, the Administrative Trustees and the Company notice of such Event of Default known to the Property Trustee, unless such Event of Default shall have been cured or waived. (Section 8.02(a)).

     The Company and the Administrative Trustees are required to file annually with the Property Trustee such documents, reports, compliance certificates and information as may be required by Section 314 of the Trust Indenture Act, including a certificate as to whether or not they are in compliance with all of the conditions and covenants applicable to them under the Trust Agreement (Section 8.15).

     Voting Rights

     Holders of Trust Securities shall be entitled to one vote for each $25 in liquidation amount represented by their Trust Securities in respect of any matter as to which such Holders of Trust Securities are entitled to vote.
Except as described below and under "-- Amendments," and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the Holders of the Preferred Securities will have no voting rights. (Section 6.01(a)). In the event that the Company elects to defer payments of interest on the Subordinated Debentures as described under "-- Distributions," the Holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

     So long as any Subordinated Debentures are held by the Property Trustee, the Property Trustee the Delaware Trustee and the Administrative Trustees (collectively, the "Trustees" and individually, a "Trustee") shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Subordinated Debentures, (ii) waive any past default which is waivable under Section 813 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of Preferred Securities having at least 66 2/3% of the liquidation amount of the outstanding Preferred Securities; provided that where a consent under the Indenture would require the consent of each Holder of Subordinated Debentures affected thereby, no such consent shall be given by the Trustees without the prior consent of each Holder of Preferred Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debentures or the Trust Agreement, any Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debentures or the Trust Agreement, to the fullest extent permitted by law, without first instituting any legal proceeding against the Property Trustee or any other person or entity. (Section 6.01(a) and (b)). The Property Trustee shall notify all Holders of the Preferred Securities of any notice of Event of Default received from the Debenture Trustee. Notwithstanding the foregoing, a Holder of Preferred Securities may institute a proceeding for enforcement of payment to such Holder directly of principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder on or after the due dates specified in the Subordinated Debentures.

     Amendments

     The Trust Agreement may be amended from time to time by a majority of the Administrative Trustees, the Property Trustee, the Delaware Trustee and the Company, without the consent of any Holders of Trust Securities, (i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, provided that any such amendment shall not adversely affect in any material respect the interests of any Holder of Trust Securities, (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that Atlantic Capital will not be classified for United States federal income tax purposes other than as a "grantor trust" at any time that any Trust Securities are outstanding or to ensure Atlantic Capital's exemption from the status of an "investment company" under the 1940 Act, or (iii) to effect the acceptance of a successor Trustee appointment. In the case of clause (i), any amendments of the Trust Agreement shall become effective when notice thereof is given to the Holders of Trust Securities (Section 10.02(a)).

     Except as provided below, any provision of the Trust Agreement may be amended by a majority of the Administrative Trustees, the Property Trustee, the Delaware Trustee and the Company with (i) the consent of Holders of Trust Securities representing not less than a majority of the liquidation amount of the Trust Securities then outstanding and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect Atlantic Capital's status as a grantor trust for United States federal income tax purposes or affect Atlantic Capital's exemption from status of an "investment company" under the 1940 Act. (Section 10.02(b)).

     Without the consent of each affected Holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distributions with respect to the Trust Securities or otherwise adversely affect the amount of any Distributions required to be made in respect of the Trust Securities as of a specified date, (ii) restrict the right of a Holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date or (iii) change the requirement that each affected Holder consent to amendments in respect of clauses (i) or (ii) above. (Section 10.02(c)).

     Removal of Property Trustee

     Unless an Event of Default under the Indenture shall have occurred and be continuing, a Trustee may be removed at any time by the Company, as the Holder of the Common Securities. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by act of the Holders of Preferred Securities having a majority of the liquidation amount of the outstanding Preferred Securities. In no event will the Holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the Holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement. (Sections 8.10 and 8.11).

     Co-Trustees and Separate Property Trustee

     Unless an Event of Default under the Indenture shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.09(a)).

     Mergers, Consolidations, Amalgamations or Replacements

     Atlantic Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. Atlantic Capital may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of Atlantic Capital with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed or traded, or any Successor Securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any,
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of Atlantic Capital, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the Company has received an opinion from independent counsel to Atlantic Capital experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Atlantic Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Atlantic Capital shall not, except with the consent of holders of 100% in aggregate liquidation amount of the outstanding Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Atlantic Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. (Section 9.05).

     Book-Entry Only Issuance -- The Depository Trust Company

     The Depository Trust Company ("DTC") will act as securities depositary for all of the Preferred Securities. The Preferred Securities initially will be issued only as fully-registered securities registered in the name of Cede & Co. ("DTC's nominee"). One or more fully-registered global Preferred Securities certificates, representing the aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Direct Participants and Indirect Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security (the "Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered Holder of Preferred Securities. The Preferred Securities to be redeemed shall be selected by DTC on a pro rata basis in accordance with DTC's customary procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Atlantic Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and Atlantic Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be exercised directly by a holder of a beneficial interest in Atlantic Capital.

     Payment of Distributions on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant Distribution payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Property Trustee, Atlantic Capital or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of Distributions to DTC is the responsibility of Atlantic Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

     Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Atlantic Capital and the Company. Under such circumstances, in the event that a successor securities depositary should not be obtained, Preferred Securities certificates would be required to be printed and delivered. Additionally, the Administrative Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and Atlantic Capital believe to be reliable, but neither the Company nor Atlantic Capital takes responsibility for the accuracy thereof.

     Form, Exchange, and Transfer

     The following provisions shall apply to the Preferred Securities only in the event that the Preferred Securities are no longer held in book-entry only form.

     Preferred Securities will be issuable only in fully registered form, each having a liquidation amount of $25 and any integral multiple thereof. Preferred Securities will be exchangeable for other Preferred Securities, of any authorized denomination and of like tenor and aggregate liquidation amount. Preferred Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Transfer Agent designated for such purpose. Initially, The Bank of New York will act as Registrar and Transfer Agent for the Preferred Securities. (Section 5.03(b)).

     No service charge will be made for any registration of transfer or exchange of Preferred Securities, but Atlantic Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 5.03(d)). Such transfer or exchange will be effected upon the Transfer Agent being satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional Transfer Agents or rescind the designation of any Transfer Agent or approve a change in the office through which any Transfer Agent acts.

     Atlantic Capital will not be required to (i) issue, register the transfer of, or exchange any Preferred Securities during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any Preferred Securities called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part. (Section 5.03(c)).

     Concerning the Property Trustee

     The Company maintains deposit accounts and conducts other banking transactions with the Property Trustee in the ordinary course of their businesses. In addition, the Property Trustee acts as indenture trustee under the Mortgage and Deed of Trust dated as of January 15, 1937 pursuant to which the Company's First Mortgage Bonds are issued, under the Junior Subordinated Indenture dated as of October 1, 1996 pursuant to which the Company's 8.25% Junior Subordinated Deferrable Interest Debentures were issued and under the Indenture dated as of March 1,

1997 pursuant to which the Company's Unsecured Medium Term Notes are issued. The Property Trustee also acts as the Guarantee Trustee and the Debenture Trustee.

     Governing Law

     The Preferred Securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

     Miscellaneous

     Application has been made to list the Preferred Securities on the NYSE.

     The Administrative Trustees are authorized and directed to conduct the affairs of Atlantic Capital and to operate Atlantic Capital so that Atlantic Capital will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Administrative Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust or the Trust Agreement, that the Administrative Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the Holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.


                          DESCRIPTION OF THE GUARANTEE

     The following summary of certain provisions of the Guarantee does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. Whenever particular Sections or defined terms of the Guarantee are referred to, such Sections or defined terms are incorporated herein by reference. The Guarantee is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     General

     The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the Guarantee for the purpose of compliance with the Trust Indenture Act (the "Guarantee Trustee") and will hold the Guarantee for the benefit of the Holders of the Preferred Securities.

     The Company will agree fully and unconditionally to the extent set forth herein, to pay the Guarantee Payments (as defined below) in full to the Holders of the Preferred Securities (except to the extent paid by or on behalf of Atlantic Capital), as and when due, regardless of any defense, right of set-off or counterclaim that the Company may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Atlantic Capital (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, but only to the extent the Property Trustee has available in the payment account sufficient funds to make such payment, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by Atlantic Capital, but only to the extent the Property Trustee has available in the payment account sufficient funds to make such payment and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Atlantic Capital, the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the Preferred Securities to the date of payment and (b) the amount of assets of Atlantic Capital remaining available for distribution to Holders of Preferred Securities in liquidation of Atlantic Capital. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the Holders of Preferred Securities or by causing Atlantic Capital to pay such amounts to such Holders. (Section 5.01).

     The Guarantee will be a guarantee with respect to the Preferred Securities issued by Atlantic Capital from the time of issuance of the Preferred Securities, but will not apply to (i) any payment of Distributions if and to the extent that Atlantic Capital does not have funds available to make such payments, or (ii) collection of payment. If the Company does not make interest payments on the Subordinated Debentures held by Atlantic Capital, Atlantic Capital will not have funds available to pay Distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to Senior Indebtedness of the Company (except those made pari passu by their terms). See "Status of the Guarantee." The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture, the Trust Agreement and the Guarantee, constitute a full and unconditional guarantee of the Preferred Securities by the Company. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by the Company of the Preferred Securities.

     Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of Holders of Preferred Securities (in which case no vote will be required), the terms of the Guarantee may be changed only with the prior approval of the Holders of Preferred Securities having at least 66 2/3% of the liquidation amount of the outstanding Preferred Securities. (Section 8.02). All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. (Section 8.01).

     Events of Default

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder. The Holders of Trust Securities having a majority of the liquidation amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or exercising of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any Holder of Trust Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Atlantic Capital, the Guarantee Trustee or any other person or entity. (Section 5.04).

     The Company, as Guarantor, will be required to provide to the Guarantee Trustee an annual statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance and an officer's certificate as to the Company's compliance with all conditions under the Guarantee. (Section 2.04).

     Information Concerning the Guarantee Trustee

     The Guarantee Trustee, prior to the occurrence of a default by the Company in performance of the Guarantee, has undertaken to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any Holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 3.01). See "Description of the Preferred Securities -- Concerning the Property Trustee."

     Termination of the Guarantee

     The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Subordinated Debentures to Holders of Preferred Securities in exchange for all of the Preferred Securities or full payment of the amounts payable upon liquidation of Atlantic Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any

Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee. (Section 7.01).

     Status of the Guarantee

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company to the same extent as the Subordinated Debentures. (Section 6.01). The Trust Agreement provides that each Holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity).

     Governing Law

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.


                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

     The following summary of the Subordinated Debentures and certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definition therein of certain terms and the Trust Indenture Act. Whenever particular sections or defined terms in the Indenture are referred to herein, such sections or defined terms are incorporated herein by reference. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     General

     The Indenture provides for the issuance of subordinated debentures (including the Subordinated Debentures), notes or other evidence of indebtedness by the Company (each a "Debt Security") in an unlimited amount from time to time. The Subordinated Debentures constitute a separate series under the Indenture.

     The Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate liquidation amount of the Trust Securities. The Subordinated Debentures are unsecured, subordinated obligations of the Company which rank junior to all of the Company's Senior Indebtedness. The Subordinated Debentures will bear interest at the same rate, payable at the same times, as the Distributions payable on the Trust Securities, and will have a maturity and redemption provisions correlative to those of the Trust Securities.

     The entire outstanding principal amount of the Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on ____________, 2028. The amounts payable as principal and interest on the Subordinated Debentures will be sufficient to provide for payment of Distributions payable on the Trust Securities.

     If Subordinated Debentures are distributed to Holders of Preferred Securities in a termination of Atlantic Capital, such Subordinated Debentures will be issued in fully-registered certificated form in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments of principal and interest on Subordinated Debentures will be payable, the transfer of Subordinated Debentures will be registrable, and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto and that the payment in full of principal with respect to any Subordinated Debenture will be made only upon surrender of such Subordinated Debenture to the Debenture Trustee.

     Optional Redemption

     On or after ________________, 2003, the Company will have the option, at any time and from time to time, to redeem the Subordinated Debentures, in whole or in part, at a redemption price equal to 100% of the principal amount of the Subordinated Debentures being redeemed, together with any accrued but unpaid interest to the Redemption Date.

     If a Special Event shall occur and be continuing, the Company shall have the option to redeem the Subordinated Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of Subordinated Debentures then outstanding plus any accrued and unpaid interest to the Redemption Date. The Subordinated Debentures will be subject to optional redemption in whole but not in part upon the termination and liquidation of Atlantic Capital pursuant to an order for the dissolution, termination or liquidation of Atlantic Capital entered by a court of competent jurisdiction.

     For so long as Atlantic Capital is the Holder of all the outstanding Subordinated Debentures, the proceeds of any such redemption will be used by Atlantic Capital to redeem Trust Securities in accordance with their terms. The Company may not redeem less than all the Subordinated Debentures unless all accrued and unpaid interest has been paid in full on all outstanding Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption.

     Any optional redemption of Subordinated Debentures shall be made upon not less than 30 nor more than 60 days' notice from the Debenture Trustee to the Holders of Subordinated Debentures, as provided in the Indenture.

     Interest

     The Subordinated Debentures shall bear interest at the rate per annum set forth on the cover page of this Prospectus. Such interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1998.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed (Section 310). In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable (Section 113).

     Option to Extend Interest Payment Period

     The Company has the right under the Indenture to extend the interest payment period from time to time on the Subordinated Debentures for an Extension Period of up to 20 consecutive quarters during which period interest will be compounded quarterly, provided that no such Extension Period shall extend beyond the stated maturity of the Subordinated Debentures. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Subordinated Debentures compounded quarterly, to the extent permitted by applicable law). However, during any such Extension Period, the Company shall not (i) declare or pay any dividend or distribution (other than a dividend or distribution in Common Stock of the Company) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities), or make any guarantee payments with respect to such indebtedness. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period provided, however, that such Extension Period together with all such previous and further extensions thereof shall not exceed 20 consecutive quarters at any one time or extend beyond the maturity date of the Subordinated Debentures. Any Extension Period with respect to payment of interest on the Subordinated Debentures, other Debt Securities or on any similar securities will apply to all such securities and will also apply to Distributions with respect to the Preferred Securities and all other securities with terms substantially the same as the Preferred Securities. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company will give Atlantic Capital and the Debenture Trustee notice of its election of an Extension Period prior to the earlier of (i) one Business Day prior to the record date for the distribution which would occur but for such election or (ii) the date the Company is required to give notice to the NYSE or other applicable self-regulatory organization of the record date and will cause Atlantic Capital to send notice of such election to the Holders of Preferred Securities.

     Payment of Expenses

     In the Indenture the Company, as issuer of Subordinated Debentures, has agreed to pay all debts and obligations (other than with respect to the Trust Securities) and all costs, liabilities and expenses of Atlantic Capital (including, but not limited to, all costs, liabilities and expenses relating to the organization of Atlantic Capital, the fees and expenses of the Property Trustee, the Delaware Trustee and the Administrative Trustees and all costs, liabilities and expenses relating to the operation of Atlantic Capital (other than with respect to payments due to the holders of the securities of a Trust pursuant to the terms of such securities)) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by Atlantic Capital after paying such fees, costs, expenses, liabilities, debts and obligations will be equal to the amounts Atlantic Capital would have received and retained had no such fees, costs, expenses, liabilities, debts and obligations been incurred by or imposed on Atlantic Capital. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom such fees, costs, expenses, liabilities, debts and obligations are owed (each a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against Atlantic Capital or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary to give full effect to the foregoing. (Section 312).

     Defeasance

     The principal amount of any series of Debt Securities issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Debenture Trustee or any paying agent, in trust: (i) money in an amount which will be sufficient, or (ii) in the case of a deposit made prior to the maturity of the Subordinated Debentures, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Debenture Trustee, will be sufficient, or (iii) a combination of (i) and
(ii) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are outstanding; provided that if such deposit shall have been made prior to the maturity of such Debt Securities, the Company shall have delivered to the Debenture Trustee, among other things, an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of the satisfaction and discharge of the Company's indebtedness in respect of such Debt Securities, and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge
had not occurred.   For this purpose, "Government Obligations" include direct
obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 701).

     Subordination

     The Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of the Company to the extent provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), or interest on, the Subordinated Debentures may be made (i) upon the occurrence of certain events of bankruptcy, insolvency or reorganization, (ii) if any Senior Indebtedness is not paid when due, (iii) if any other default has occurred pursuant to which the Holders of Senior Indebtedness have accelerated the maturity thereof and with respect to (ii) and (iii), such default has not been cured or waived, or (iv) if the maturity of any series of Debt Securities has been accelerated, because of an event of default with respect thereto, which remains uncured. Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debentures are entitled to receive or retain any payment thereon. (Section 1502). Subject to the prior payment of all Senior Indebtedness, the rights of the Holders of the Subordinated Debentures will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full. (Section 1504).

     The term "Senior Indebtedness" is defined in the Indenture to mean all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, the Company for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the Debt Securities and $72,164,950 principal amount of 8.25% Junior Subordinated Deferrable Interest Debentures of the Company issued under its Junior Subordinated Indenture dated as of October 1, 1996 with The Bank of New York, Trustee), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments (other than trade accounts payable in the ordinary course of business), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Indenture or subsequently incurred by the Company unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debentures; provided that the Company's obligations under any Guarantee shall not be deemed to be Senior Indebtedness. (Section 101).

     Consolidation, Merger, and Sale of Assets

     Under the terms of the Indenture, the Company may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the corporation formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company shall have delivered to the Debenture Trustee certificates and opinions required by the Indenture. (Section 1101).

     Events of Default

     Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (i) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable, provided that deferral of payment during an Extension Period will not constitute an Event of Default; (ii) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable;
(iii) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt

Securities other than such series) for 60 days after written notice to the Company by the Debenture Trustee, or to the Company and the Debenture Trustee by the Holders of at least 10% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture; (iv) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and
(v) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Company's board of directors. (Section 801).

     An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

     If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series occurs and is continuing, then either the Debenture Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture). If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Debenture Trustee or the Holders of not less than 25% in principal amount of all outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series may make such declaration of acceleration (subject to the subordination provisions of the Indenture).

     If, in the event of an Event of Default, the Debenture Trustee fails, or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Debt Securities of such series fail, to declare the principal due and payable immediately, the holders of at least 25% in aggregate liquidation amount of the related series of Preferred Securities shall have such right. Except as set forth above, the existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof or declare amounts due and payable.

     At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (i) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay

                (a) all overdue interest on all Debt Securities of such series;

                (b) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

                (c) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

                (d) all amounts due to the Debenture Trustee under the Indenture; and

          (ii) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802).

     Subject to the provisions of the Indenture relating to the duties of the Debenture Trustee in case an Event of Default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Subordinated Debentures, unless such Holders shall have offered to the Debenture Trustee reasonable indemnity. (Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Debenture Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the Debt Securities of such series; provided that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture. (Section
812).

     No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Debenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series,
(ii) the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to the Debenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Debenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and
(iii) the Debenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 808).

     The Company will be required to furnish to the Debenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Section 606).

     Enforcement of Certain Rights by Holders of Preferred Securities

     If an Event of Default has occurred and is continuing, then the Holders of Preferred Securities would rely on the enforcement by the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, of its rights as a holder of the Subordinated Debentures against the Company. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or interest on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the Redemption Date), then a Holder of Preferred Securities may directly institute a proceeding against the Company, without first proceeding against Atlantic Capital or the Property Trustee, for enforcement of payment to such Holder of the principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder after the respective due dates specified in the Subordinated Debentures. In connection with such an enforcement proceeding, the Company will be subrogated to the rights of such Holder of Preferred Securities with respect to payments on the Preferred Securities to the extent of any payment made by the Company to such Holder of Preferred Securities in such proceeding.

     The Holders of the Preferred Securities would not be able to exercise directly against the Company any rights other than those set forth in the preceding paragraph available to the holders of the Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, to the fullest extent permitted by law, the holders of at least 25% of the aggregate liquidation amount of the outstanding Preferred Securities would have the right to directly institute proceedings for enforcement of such rights.

     Modification and Waiver

     Without the consent of any Holder of Debt Securities, the Company and the Debenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (i) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (ii) to add one or more covenants of the Company or other provisions for the benefit of the Holders of outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture; or (iii) to add any additional Events of Default with respect to outstanding Debt Securities; or (iv) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will affect adversely the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only (a) when the consent of the Holders of Debt Securities of such series has been obtained in accordance with the Indenture, or (b) when no Debt Securities of such series remain outstanding under the Indenture; or (v) to provide collateral security for all but not part of the Debt Securities; (vi) to establish the form or terms of Debt Securities of any other series as permitted by the Indenture; or (vii) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (viii) to evidence and provide for the acceptance of appointment of a successor Debenture Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (ix) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series; or (x) to change any place where (a) the principal of and premium, if any, and interest, if any, on all or any series of Debt Securities shall be payable, (b) all or any series of Debt Securities may be surrendered for registration of transfer or exchange and
(c) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or (xi) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect. (Section 1201).

     The Holders of at least a majority of the aggregate principal amount of the outstanding Debt Securities of all series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 607). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 813).

     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Debenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201).

     Except as provided above, the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Debt Securities of all series, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided that if less than all of the series of outstanding Debt Securities are affected directly by a proposed supplemental indenture, then the consent only of the Holders of a majority of the aggregate principal amount of outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Debt Security (or, in the case of redemption, on or after the Redemption Date) without, in any such case, the consent of the Holder of such Debt Security, (ii) reduce the percentage in principal amount of the outstanding Debt Security of any series, (or, if applicable, in liquidation amount of Preferred Securities) the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series, or (iii) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series, without the consent of the Holder of each outstanding Debt Security affected thereby. A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series. (Section 1202).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be outstanding. (Section 101).

     If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Debenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security. (Section 104).

     Resignation of Debenture Trustee

     The Debenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time with respect to the Debt Securities of any series by the Holders of a majority of the principal amount of the outstanding Debt Securities of such series. No resignation or removal of the Debenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Debenture Trustee appointed by the Holders, if the Company has delivered to the Debenture Trustee a resolution of its board of directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Debenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

     Governing Law

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

     Concerning the Debenture Trustee

     The Debenture Trustee under the Indenture is The Bank of New York. In addition, The Bank of New York acts as Property Trustee under the Trust Agreement and as Guarantee Trustee under the Guarantee. See "Description of the Preferred Securities -- Concerning the Property Trustee."


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following summary describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Preferred Securities and where noted constitutes the opinion of Simpson Thacher & Bartlett, special United States federal income tax counsel to the Company and Atlantic Capital ("Tax Counsel"). Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all the substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons holding Preferred Securities as part of a hedging, conversion or constructive sale transaction or a straddle or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     The authorities on which this summary is based are subject to various interpretations and the opinions of Tax Counsel are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought by the Company from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Tax Counsel has advised that it is of the view that, if challenged, the opinions expressed herein would be sustained by a court with jurisdiction in a properly presented case.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF THE PREFERRED SECURITIES SPECIAL EVENT REDEMPTION OR DISTRIBUTION."

     Classification of Atlantic Capital

     In connection with the issuance of the Preferred Securities, Tax Counsel is of the opinion that under current law and assuming full compliance with the terms of the Trust Agreement and other documents, and based upon certain facts and assumptions contained in such opinion, Atlantic Capital will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each beneficial owner (a "holder") of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures and, thus, will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Subordinated Debentures. See " Interest Income and Original Issue Discount."

     Classification of the Subordinated Debentures

     The Company, Atlantic Capital and the holders of the Preferred Securities (by acceptance of a beneficial interest in a Preferred Security) will agree to treat the Subordinated Debentures as indebtedness for all United States tax purposes. Recently, a petition was filed in the United States Tax Court as a result of a challenge by the IRS of the petitioner's treatment as indebtedness of a loan issued in circumstances with similarities to the issuance of the Subordinated Debentures. Nevertheless, in connection with the issuance of the Subordinated Debentures, Tax Counsel is of the opinion that under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.

     Interest Income and Original Issue Discount

     It is anticipated that the Subordinated Debentures will not be issued with an issue price that is less than their stated redemption price at maturity. In such case, under applicable Treasury regulations, the Subordinated Debentures will not be considered to have been issued with OID within the meaning of section 1273(a) of the Code. Accordingly, except as set forth below, stated interest on the Subordinated Debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's regular method of tax accounting.

     If, however, the Company exercises its right to defer payments of interest on the Subordinated Debentures, the Subordinated Debentures will become OID instruments at such time and all holders will be required to accrue the stated interest on the Subordinated Debentures on a daily economic accrual basis (using the constant-yield-to-maturity method of accrual described in section 1272 of the Code) during the Extension Period even though the Company will not pay such interest until the end of the Extension Period, and even though some holders may use the cash method of tax accounting. Moreover, thereafter the Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all holders would be required to continue to include the stated interest (and any "de minimis OID") on the Subordinated Debentures (and any "de minimis OID") in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Subordinated Debentures, and actual cash payments of interest on the Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a holder's gross income (whether or not during an Extension Period) with respect to a Preferred Security will increase such holder's tax basis in such Preferred Security, and the amount of distributions received by a holder in respect of such accrued OID will reduce the tax basis of such Preferred Security.

     The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. For example, if the IRS were to assert successfully that the stated interest on the Subordinated Debentures was OID regardless of whether the Company exercises its option to defer payments of interest on such Subordinated Debentures, all holders of Preferred Securities would be required to include such stated interest in income on a daily economic accrual basis as described above.

     Corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized by such holders with respect to the Preferred Securities.

     Distribution of Subordinated Debentures or Cash upon Liquidation of Atlantic Capital

     As described under the caption "Description of the Preferred Securities" Subordinated Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of Atlantic Capital. Provided Atlantic Capital is classified as a grantor trust, such a distribution would generally be non-taxable, and would result in the holder receiving directly its pro rata share of the Subordinated Debentures previously held indirectly through Atlantic Capital, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such holder had in its Preferred Securities before such distribution. If, however, a Tax Event occurs which results in Atlantic Capital being treated as an association taxable as a corporation, the distribution would constitute a taxable event to holders of Preferred Securities and the Company could, at its option, redeem the Subordinated Debentures and distribute the resulting cash in liquidation of Atlantic Capital.

     A holder would accrue interest in respect of the Subordinated Debentures received from Atlantic Capital in the manner described above under " Interest Income and Original Issue Discount."

     Under certain circumstances described herein (see "Description of Preferred Securities"), the Subordinated Debentures may be redeemed for cash, with the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would constitute a taxable disposition of the redeemed Preferred Securities for United States federal income tax purposes, and a holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See " Sales of Preferred Securities."

     Sales of Preferred Securities

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized by the holder on the sale or redemption of the Preferred Securities (except for an amount equal to any accrued but unpaid interest on such holder's allocable share of the Subordinated Debentures that such holder has not included in income previously, which will be taxable as such) and the holder's adjusted tax basis in the Preferred Securities sold or redeemed. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Holders should consult their own tax advisors regarding the capital gains rates applicable to them. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     Non-United States Holders

     As used herein, the term "Non-United States Holder" means any person that is not a United States Person. As discussed above, the Preferred Securities will be treated as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. See " Classification of Atlantic Capital." Thus, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

       (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes any OID) on the Preferred Securities (or the Subordinated Debentures) to a Non-United States Holder, provided (i) that the beneficial owner of the Preferred Securities ("Beneficial Owner") does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the Beneficial Owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the Beneficial Owner is not a bank whose receipt of interest on the Subordinated Debentures is described in section 881(c)(3)(A) of the Code and (iv) the Beneficial Owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder; and

       (b) no withholding of United States federal income tax will be required with respect to any gain realized by a Non-United States Holder upon the sale or other disposition of the Preferred Securities (or the Subordinated Debentures).

     To satisfy the requirement referred to in (a)(iv) above, the Beneficial Owner, or a financial institution holding the Preferred Securities on behalf of such owner, must provide, in accordance with specified procedures, to Atlantic Capital or its paying agent, a statement to the effect that the Beneficial Owner is not a United States Person. These requirements will be met if (1) the Beneficial Owner provides his name and address, and certifies, under penalties of perjury, that it is not a United States Person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Preferred Securities on behalf of the Beneficial Owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under final Treasury regulations ("Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including any OID) made to such Non-United States Holder will be subject to a 30% United States withholding tax unless the Beneficial Owner provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from, or a reduction of, such withholding tax under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Preferred Securities (or the Subordinated Debentures) is not subject to such withholding tax because it is effectively connected with the Beneficial Owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest on the Preferred Securities (or Subordinated Debentures) is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Person. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest would be included in such foreign corporation's earnings and profits.

     Any gain realized upon the sale or other disposition of the Preferred Securities (or the Subordinated Debentures) generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-United States Holder,
(ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met, or (iii) in the case of any gain representing accrued interest on the Subordinated Debentures, the requirements described above are not satisfied.

     Information Reporting and Backup Withholding

     Income on the Preferred Securities held of record by United States Persons (other than corporations and other exempt holders) will be reported annually to such holders and to the IRS. Such income will be reported to holders on Forms 1099, which should be mailed to the holders of record prior by January 31 following each calendar year.

     "Backup withholding" at a rate of 31% generally will apply to payments of interest to non-exempt United States Persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

     In general, no information reporting or backup withholding will be required with respect to payments made by Atlantic Capital or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States Person.

     In addition, backup withholding and information reporting may apply to the proceeds from disposition of Preferred Securities (or Subordinated Debentures) within the United States or conducted through certain United States related financial intermediaries unless the statement described in (a)(iv) under "Non-United States Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States Person) or the holder otherwise establishes an exemption.

     Any amounts withheld from a holder of the Preferred Securities under the backup withholding rules generally will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided the required information is furnished to the IRS.


                           VALIDITY OF THE SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Atlantic Capital are being passed upon by Richards, Layton & Finger, Special Delaware counsel for the Company and Atlantic Capital. The validity of the Guarantee and the Subordinated Debentures will be passed upon for the Company by Simpson Thacher & Bartlett, Counsel for the Company, and for the Underwriters by Thelen Reid & Priest LLP. Simpson Thacher & Bartlett and Thelen Reid & Priest LLP may rely as to matters of all laws, other than New York and federal laws, upon the opinion of Pamela D. Joseph, Counsel for the Company. From time to time, Thelen Reid & Priest LLP has represented the Company with respect to matters unrelated to the Preferred Securities.

     R. Franklin Balotti, a director for the Company, is a member of the law firm of Richards, Layton & Finger, the Special Delaware counsel. However, Mr. Balotti is not directly involved with the transactions described herein, other than in his role as a director for the Company.

     Certain matters relating to United States federal income tax considerations will be passed upon for the Company and Atlantic Capital by Simpson Thacher & Bartlett.


                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each of the Underwriters named below for whom Morgan Stanley & Co. Incorporated, Legg Mason Wood Walker, Inc.and Wheat First Union are acting as representatives (the "Representatives") has severally agreed to purchase, and Atlantic Capital has agreed to sell to each of the Underwriters, severally, the respective number of Preferred Securities set opposite its name below:

                                               Number of
     Underwriters                         Preferred Securities
     ------------                         --------------------

     Morgan Stanley & Co. Incorporated..
     Legg Mason Wood Walker, Inc........
     Wheat First Union..................
                                             -----------
        Total...........................
                                             ===========


     The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the Preferred Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or Underwriting Agreement may be terminated.

     The Underwriters initially propose to offer all or part of the Preferred Securities directly to the public at the price to public set forth on the cover page of this Prospectus, and all or part to certain dealers at a price that
represents a concession not in excess of $      per Preferred Security.  The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per Preferred Security to certain other dealers.  After the initial offering of the Preferred Securities, the offering price and other selling terms may from time to time be varied by the Representatives.

     Because the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters as compensation
for their services, $   per Preferred Security (or $   in the aggregate);
provided that such compensation will be $   per Preferred Security sold to
certain institutions.

     Prior to this offering, there has been no public market for the Preferred Securities. Application has been made to list the Preferred Securities on the NYSE. Listing is contingent upon meeting the requirements of the NYSE, including those relating to distribution. In order to meet one such requirement, the Underwriters have undertaken to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the date of this Prospectus. The Underwriters have advised Atlantic Capital that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

     The Company and Atlantic Capital have agreed that, during a period of thirty days from the date of this Prospectus, neither will offer, sell, contract to sell or otherwise dispose of any securities of the Company or Atlantic Capital that are substantially similar to the Preferred Securities, or that are convertible into or exchangeable for, or otherwise represent a right to receive, any such securities, except in this offering or with the prior written consent of the Underwriters.

     Atlantic Capital and the Company have agreed to indemnify the Underwriters against or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the 1933 Act.

     In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Preferred Securities. Specifically, the Underwriters may overallot by selling more Preferred Securities than they are committed to purchase from Atlantic Capital. In such a case, to cover all or part of the short position, the Underwriters may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any offer that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at anytime without notice.

     Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or financial services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.


                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   PART II.


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities to be registered.

Filing fee - Securities and Exchange Commission...................      $  8,850
Filing fee - New York Stock Exchange..............................        17,700
Trustees' Fees, including counsel.................................        25,000
Company Counsel Fees..............................................       145,000
Auditors' fees....................................................        30,000
Rating agencies' fees.............................................        35,000
Printing, including Registration Statements prospectuses,                 30,000
 exhibits, etc....................................................
Blue Sky fees and expenses........................................        50,000
Miscellaneous.....................................................        15,000

                                                                        --------
Total expenses....................................................      $356,550
                                                                        ========

Item 15.  Indemnification of Directors and Officers.

     Directors and officers of the Company are entitled to be indemnified against expenses and liabilities incurred by them under certain circumstances pursuant to the By-Laws of the Company and pursuant to the New Jersey Business Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to officers, directors and controlling persons of the Company pursuant to the By-Laws of the Company or the New Jersey statutes or otherwise, the Company understands that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for such indemnification (other than for the payment by the Company of expenses incurred or paid by a director or officer or controlling persons in the successful defense of any action, suit or proceeding) is asserted against the Company by a director or officer or controlling persons with respect to liabilities under the Act, in connection with the securities offered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel for the Company the matter has theretofore been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Act and, therefore, unenforceable and will be governed by the final adjudication of such issue.

     The Company has insurance policies under which its directors and officers are insured against certain liabilities that may be incurred by them in their capacities as such.

Item 16.  Exhibits

Exhibit
Number                      Description of Exhibits
-------                     -----------------------

1        -  Form of Underwriting Agreement relating to the Preferred Securities.

4-A      -  Trust Agreement relating to the Preferred Securities.

4-B      -  Form of Amended and Restated Trust Agreement relating to the
            Preferred Securities.

4-C      -  Form of Indenture relating to the Subordinated Debentures.

4-D      -  Form of Guarantee Agreement.

4-E      -  Form of Officer's Certificate establishing Subordinated Debentures
            (including the form of Subordinated Debentures as Exhibit A).

4-F      -  Form of Preferred Securities (Exhibit C to Exhibit 4-B).

5-A      -  Opinion of Simpson Thacher & Bartlett, relating to the legality of the Subordinated Debentures.

5-B      -  Opinion and Consent of Richards, Layton & Finger, Special Delaware
            Counsel to the Company and Atlantic Capital.


8        -  Opinion of Simpson Thacher & Bartlett, as to certain United States federal income tax matters.

12-A     -  Computation of Ratio of Earnings to Fixed
            Charges of the Company (filed with Form 10-Q for the quarter ended June 30, 1998).*

12-B     -  Computation of Ratio of Earnings to Fixed Charges and Preferred
            Dividends of the Company (filed with Form 10-Q for the quarter ended
            June 30, 1998).*

23-A     -  Consent of Deloitte & Touche LLP

23-B     -  Consents of Simpson Thacher & Bartlett and Richards, Layton & Finger
            are included in their respective opinions filed as Exhibits 5-A, 5-B and 8, respectively.

25-A     -  Statement of Eligibility and Qualification on Form T-1 of The Bank
            of New York relating to Amended and Restated Trust Agreement.

25-B     -  Statement of Eligibility and Qualification on Form T-1 of The Bank
            of New York relating to Indenture.

25-C     -  Statement of Eligibility and Qualification on Form T-1 of The Bank
            of New York relating to Guarantee Agreement.

-----------------------
*  Incorporated by reference pursuant to Rule 411.

Item 17.  Undertakings.

      The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (3) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on September 15, 1998.


                                        ATLANTIC CITY ELECTRIC COMPANY
                                                    (Registrant)


                                        By /s/ Barbara S. Graham
                                          --------------------------------------
                                             (Barbara S. Graham, Senior Vice
                                         President and Chief Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signature                   Title                   Date
       ---------                   -----                   ----

 /s/ Howard E. Cosgrove    Chairman of the Board,   September 15, 1998
------------------------  Chief Executive Officer
  (Howard E. Cosgrove)          and Director


 /s/ Barbara S. Graham     Senior Vice President,   September 15, 1998
------------------------  Chief Financial Officer
  (Barbara S. Graham)           and Director


 /s/ James P. Lavin            Controller and       September 15, 1998
------------------------  Chief Accounting Officer
    (James P. Lavin)

            Signature                    Title                  Date
            ---------                    -----                  ----

       /s/ Barry R. Elson               Director         September 15, 1998
---------------------------------
        (Barry R. Elson)

 /s/ Meredith I. Harlacher, Jr.         Director         September 15, 1998
---------------------------------
   (Meredith I. Harlacher, Jr.)

        /s/ Thomas S. Shaw              Director         September 15, 1998
---------------------------------
          (Thomas S. Shaw)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on September 15, 1998.


                         Atlantic Capital II

                         By:  Atlantic City Electric Company, as Depositor


                         By: /s/ Barbara S. Graham
                             --------------------------------------------------

                                 EXHIBIT INDEX

Exhibit
Number                      Description of Exhibits
-------                     -----------------------

1        -    Form of Underwriting Agreement relating to the Preferred
              Securities.

4-A      -    Trust Agreement relating to the Preferred Securities.

4-B      -    Form of Amended and Restated Trust Agreement relating to the
              Preferred Securities.

4-C      -    Form of Indenture relating to the Subordinated Debentures.

4-D      -    Form of Guarantee Agreement.

4-E      -    Form of Officer's Certificate establishing Subordinated Debentures
              (including the form of Subordinated Debentures as Exhibit A).

4-F      -    Form of Preferred Securities (Exhibit C to Exhibit 4-B).

5-A      -    Opinion of Simpson Thacher & Bartlett, relating to the legality of the Subordinated Debentures.

5-B      -    Opinion and Consent of Richards, Layton & Finger, Special Delaware
              Counsel to the Company and Atlantic Capital.

8        -    Opinion of Simpson Thacher & Bartlett, as to certain United States federal income tax matters.

12-A     -    Computation of Ratio of Earnings to Fixed Charges of the Company
              (filed with Form 10-Q for the quarter ended June 30, 1998).*

12-B     -    Computation of Ratio of Earnings to Fixed Charges and Preferred
              Dividends of the Company (filed with Form 10-Q for the quarter ended June 30, 1998).*

23-A     -    Consent of Deloitte & Touche LLP.

23-B     -    Consents of Simpson Thacher & Bartlett and Richards, Layton &
              Finger are included in their respective opinions filed as Exhibits
              5-A, 5-B and 8, respectively.

25-A     -    Statement of Eligibility and Qualification on Form T-1 of The Bank
              of New York relating to Amended and Restated Trust Agreement.

25-B     -    Statement of Eligibility and Qualification on Form T-1 of The Bank
              of New York relating to Indenture.

25-C     -    Statement of Eligibility and Qualification on Form T-1 of The Bank
              of New York relating to Guarantee Agreement.


-----------------------
*  Incorporated by reference pursuant to Rule 411.